Exhibit 11

May 21, 2004

The Dreyfus/Laurel Funds, Inc.
200 Park Avenue
New York, NY 10166

Ladies and Gentlemen:

          We have acted as counsel to The Dreyfus/Laurel Funds, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of a registration statement on Form N-14 (the “Registration Statement”), registering the Class A, Class B, Class C, Class R and Class T shares of capital stock of Dreyfus Premier Tax Managed Growth Fund, a series of the Company (the “Acquiring Fund”), (the “Acquiring Fund Shares”) to be issued pursuant to a Plan of Reorganization (the “Plan”) to be entered into by the Company, on behalf of the Acquiring Fund, and Dreyfus Premier Core Equity Fund, a series of the Company (the “Fund”), under the Securities Act of 1933, as amended (the “1933 Act”). The Plan provides for the transfer of the Fund’s assets to the Acquiring Fund in exchange solely for a number of Acquiring Fund Shares determined in the manner specified in the Plan and the assumption by the Acquiring Fund of the stated liabilities of the Fund and the distribution of the Acquiring Fund Shares to shareholders of the Fund.

          You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined a draft of the Registration Statement and the form of the Plan that we understand is included as an exhibit to the Registration Statement, the Company’s Articles of Incorporation, as amended (the “Charter”) and Bylaws, and the corporate action of the Company that provides for the issuance of the Acquiring Fund Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have further assumed that the number of Acquiring Fund Shares of each class to be issued pursuant to the Agreement together with the number of shares of such class issued as of the Closing Date will not exceed the number of such shares authorized to be issued under the Charter. We have not verified any of those assumptions.

          Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

          Based upon and subject to the foregoing, we are of the opinion that:

          1. The Acquiring Fund Shares to be issued pursuant to the Plan have been duly authorized for issuance by the Company; and

          2. When issued and paid for upon the terms provided in the Registration Statement the Acquiring Fund Shares to be issued pursuant to the Plan, will be validly issued, fully paid and non-assessable.

          This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours, /s/Kirkpatrick & Lockhart LLP